INDEPENDENT AUDITORS' REPORT AND FINANCIAL STATEMENTS FOR LENDSURE MORTGAGE CORP. FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

LENDSURE MORTGAGE CORP. TABLE OF CONTENTS Page INDEPENDENT AUDITORS’ REPORT 1 - 3 FINANCIAL STATEMENTS Balance Sheets 4 Statements of Operations 5 Statements of Changes in Stockholders' Equity 6 Statements of Cash Flows 7 Notes to Financial Statements 8 - 24 SUPPLEMENTARY INFORMATION Computation of Adjusted Net Worth to Determine Compliance with HUD Net Worth Requirements 25 Computation of Liquid Assets to Determine Compliance with HUD Liquidity Requirements 26 Schedule of Audit Findings, Questioned Costs, and Recommendations 27 Schedule of the Status of Prior Audit Findings, Questioned Costs, and Recommendations 28

9780 S. Meridian Blvd., Suite 500 Englewood, CO 80112 303-721-6131 www.richeymay.com Assurance | Tax | Advisory INDEPENDENT AUDITORS' REPORT To the Stockholders LendSure Mortgage Corp. San Diego, California Report on the Audit of the Financial Statements Opinion We have audited the accompanying financial statements of LendSure Mortgage Corp., which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of LendSure Mortgage Corp. as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS) and the standards applicable to financial audits contained in Government Auditing Standards issued by the Comptroller General of the United States. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of LendSure Mortgage Corp. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about LendSure Mortgage Corp.’s ability to continue as a going concern for one year after the date the financial statements are issued.

INDEPENDENT AUDITORS' REPORT Auditors’ Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we:  Exercise professional judgment and maintain professional skepticism throughout the audit.  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of LendSure Mortgage Corp.’s internal control. Accordingly, no such opinion is expressed.  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about LendSure Mortgage Corp.’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

INDEPENDENT AUDITORS' REPORT Other Matters Report on Supplementary Information – HUD Program Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The accompanying supplementary information, Computation of Adjusted Net Worth to Determine Compliance for Nonsupervised Mortgagees and Computation of Liquid Assets to Determine Compliance for Nonsupervised Mortgagees, is presented for purposes of additional analysis and are not a required part of the financial statements. The accompanying supplementary information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. Such information has been subjected to the auditing procedures applied in the audits of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the accompanying supplementary information is fairly stated in all material respects in relation to the financial statements as a whole. Englewood, Colorado February 26, 2024

2023 2022 CURRENT ASSETS Cash and cash equivalents 31,751,152$ 32,404,205$ Restricted cash 1,508,589 2,343,768 Escrow cash 61,595 96,990 Accounts receivable 896,048 344,411 Mortgage loans held for sale, net 42,260,306 44,794,413 Mortgage loans held for investment, net 9,203,350 7,037,831 Prepaid expenses 381,819 795,979 Federal and state income taxes receivable - 832,058 Total current assets 86,062,859 88,649,655 OTHER ASSETS Property and equipment, net 313,413 429,828 Intangible assets, net 864,430 512,528 Right-of-use asset 3,712,032 4,290,386 Deposits 110,669 163,294 Total other assets 5,000,544 5,396,036 TOTAL ASSETS 91,063,403$ 94,045,691$ LIABILITIES AND STOCKHOLDERS' EQUITY LIABILITIES Accounts payable and accrued expenses 2,839,040$ 2,661,220$ Loan escrows 135,818 135,912 Loan indemnification and premium recapture reserves 500,000 517,418 Warehouse lines of credit 38,830,564 45,967,761 Federal and State income taxes payable 637,558 - Lease liabilities, current portion 1,213,651 1,473,200 Deferred taxes payable 86,464 104,449 Total current liabilities 44,243,095 50,859,960 Lease liabilities, net of current portion 2,783,139 2,921,296 Total liabilities 47,026,234 53,781,256 COMMITMENTS AND CONTINGENCIES (Note I) STOCKHOLDERS' EQUITY Common stock, $0.001 par value, 40,000,000 shares authorized; 21,837,557 shares issued and outstanding, respectively 21,837 21,837 Additional paid-in capital 5,638,984 5,616,621 Retained earnings 38,376,348 34,625,977 Total stockholders' equity 44,037,169 40,264,435 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY 91,063,403$ 94,045,691$ LENDSURE MORTGAGE CORP. BALANCE SHEETS December 31, The accompanying notes are an integral part of these financial statements. 4

STATEMENTS OF OPERATIONS 2023 2022 REVENUE Gain on sale of mortgage loans held for sale, net of direct costs of $2,417,671 and $4,092,104, respectively 30,758,227$ 38,459,696$ Loan origination fees, net of direct costs of $1,689,895 and $1,235,599, respectively 2,900,811 4,499,099 Interest income 7,395,807 8,056,724 Interest expense and warehouse fees (5,900,571) (5,731,993) Other income 1,219,416 439,126 Total revenue 36,373,690 45,722,652 EXPENSES Salaries, commissions and benefits 25,349,679 34,992,025 Occupancy, equipment and communication 3,903,778 4,008,493 General and administrative 1,685,951 2,752,923 Provision for premium recapture 72,566 238,807 Depreciation and amortization 310,222 278,845 Total expenses 31,322,196 42,271,093 NET INCOME BEFORE TAXES 5,051,494 3,451,559 Provision for income taxes, current 1,319,109 550,369 Deferred taxes (17,986) (9,434) Total taxes 1,301,123 540,935 NET INCOME 3,750,371$ 2,910,624$ LENDSURE MORTGAGE CORP. Years Ended December 31, The accompanying notes are an integral part of these financial statements. 5

LENDSURE MORTGAGE CORP. STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022 Additional Retained Shares Par Value Paid-in Capital Earnings Totals Balance, January 1, 2022 21,818,182 21,818$ 5,579,374$ 31,715,353$ 37,316,545 Compensation expense for stock options - - 23,448 - 23,448 Exercised stock options 19,375 19 13,799 - 13,818 Net income - - - 2,910,624 2,910,624 Balance, December 31, 2022 21,837,557 21,837 5,616,621 34,625,977 40,264,435 Compensation expense for stock options - - 22,363 - 22,363 Net income - - - 3,750,371 3,750,371 Balance, December 31, 2023 21,837,557 21,837$ 5,638,984$ 38,376,348$ 44,037,169$ Common Stock The accompanying notes are an integral part of these financial statements. 6 $

LENDSURE MORTGAGE CORP. STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022 2023 2022 CASH FLOWS FROM OPERATING ACTIVITIES Net income 3,750,371$ 2,910,624$ Non-cash items- Gain on sale of mortgage loans held for sale, net of direct costs (30,758,227) (38,459,696) Provision for premium recapture 72,566 238,807 Depreciation and amortization 310,222 278,845 Amortization of right-of-use assets 1,711,171 1,662,272 Deferred taxes payable (17,985) (9,434) Compensation expense for stock options 22,363 23,448 (Increase) decrease in- Escrow cash 35,395 351,324 Accounts receivable (551,637) (328,685) Proceeds from sale and principal payments on mortgage loans held for sale 1,117,340,077 1,642,606,003 Originations and purchases of mortgage loans held for sale (1,084,047,743) (1,481,936,869) Mortgage loans held for investment, net (2,165,519) (6,437,008) Prepaid expenses 414,160 (429,007) Federal and state income taxes receivable 832,058 530,591 Deposits 52,625 (38,026) Increase (decrease) in- Accounts payable and accrued expenses 177,820 (3,436,301) Federal and State income taxes payable 637,558 Loan escrows (94) (347,683) Loan indemnification and premium recapture reserve (89,984) (121,389) Lease liabilities (1,530,523) (1,558,162) Net cash provided by operating activities 6,194,674 115,499,654 CASH FLOWS FROM INVESTING ACTIVITIES Purchases of property and equipment (545,709) (141,088) Net cash used in investing activities (545,709) (141,088) CASH FLOWS FROM FINANCING ACTIVITIES Net repayments under warehouse lines of credit (7,137,197) (116,531,543) Exercised stock options - 13,818 Net cash used in financing activities (7,137,197) (116,517,725) DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH (1,488,232) (1,159,159) CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR 34,747,973 35,907,132 CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR 33,259,741$ 34,747,973$ SUPPLEMENTAL INFORMATION Cash paid for interest and warehouse fees 5,962,461$ 5,773,798$ Cash paid for taxes, net of refunds (150,506)$ 19,777$ NON-CASH OPERATING ACTIVITIES During the year ended December 31, 2022, the Company exchanged the net operating right of use assets for operating lease obligations. 1,132,817$ 5,952,658$ Years Ended December 31, The accompanying notes are an integral part of these financial statements. 7

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 8 A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Organization LendSure Mortgage Corp. (the Company) was incorporated on March 30, 2015. The Company is engaged in the business of originating, purchasing, financing, and selling residential mortgage loans secured by real estate throughout the United States. The Company derives income from fees charged for the origination of mortgage loans and from the subsequent sale of the loans to investors. The Company is authorized to issue 40,000,000 shares of common stock with par value of $0.001 and 2,000,000 shares of zero coupon convertible preferred stock with par value of $0.001. For the years ended of December 31, 2023 and 2022, there were 21,837,557 and 21,837,557 shares of common stock issued and outstanding, respectively. Basis of Accounting The financial statements of the Company are prepared on the accrual basis of accounting. Basis of Presentation The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) as codified in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). Use of Estimates The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Adoption of New Standard – ASC Topic 326 – Credit Losses Accounting Standard Updates (ASU) No. 2016-13, Financial Instruments – Credit Losses (Topic 326), requires expected credit losses for financial instruments held at the reporting date to be measured based on historical experience, current conditions and reasonable and supportable forecasts, which is referred to as the current expected credit loss (CECL) methodology. The update eliminates the initial recognition of credit losses on an incurred basis in current GAAP and instead reflects an entity’s current estimate of all expected credit losses over the life of the asset. Previously, when credit losses were measured under GAAP, an entity generally only considered past events and current conditions in measuring the incurred loss. The new standard will reflect management’s best estimate of all expected credit losses for the Company’s financial assets that are recognized at amortized cost. Additionally, the new standard amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The Company adopted Topic 326 and all related subsequent amendments thereto effective January 1, 2023 by applying the guidance at the adoption date with a cumulative-effect adjustment to the opening balance of retained earnings. The Company used the modified retrospective method for all financial assets in scope of the standard. Prior periods were not restated and continue to be presented under legacy GAAP. Based upon management’s analysis, the Company determined that accounts receivable and mortgage loans held for investment are within the scope of Topic 326.

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 9 A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Adoption of New Standard – ASC Topic 326 – Credit Losses (Continued) Based upon management’s analysis, the Company determined that accounts receivable and mortgage loans held for investment are within Topic 326 but there is a limited impact to the balances. Cash and Cash Equivalents For cash flow purposes, the Company considers cash and temporary investments with original maturities of three months or less, to be cash and cash equivalents. The Company has diversified its credit risk for cash by maintaining deposits in several financial institutions, which may at times exceed amounts covered by insurance from the Federal Deposit Insurance Corporation. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash and cash equivalents. Restricted Cash The Company maintains certain cash balances that are restricted under the Company’s warehouse line of credit agreements. Escrow Cash The Company maintains an escrow account for funds held on behalf of borrowers for taxes and property insurance premiums, which are included in escrow cash on the balance sheets. Mortgage Loans Held for Sale and Revenue Recognition The Company does not issue rate locks and, therefore, has elected not to use the fair value option on mortgage loans held for sale. Mortgage loans held for sale are recorded at the lower of cost or fair value as determined on an aggregate loan basis. Fair value for mortgage loans is generally based on current delivery prices. Loan origination fees, net of direct origination costs, are deferred and recognized at the time the loan is sold. Gains or losses from the sale of mortgages are recognized based on the difference between the selling price and carrying value of the related loans upon sale. Gains and losses from the sale of mortgage loans held for sale are recognized based upon the difference between the sales proceeds and carrying value of the related loans upon sale and are recorded in gain on sale of mortgage loans held for sale on the statements of operations. Sales proceeds reflect the cash received from investors through the sale of the loan and servicing release premium.

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 10 A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Mortgage Loans Held for Investment and Revenue Recognition (Continued) Mortgage loans held for sale are considered sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the investor obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through either an agreement that both entitles and obligates the Company to repurchase or redeem the transferred assets before their maturity or the ability to unilaterally cause the holder to return specific financial assets. The Company typically considers the above criteria to have been met upon acceptance and receipt of sales proceeds from the investor. Mortgage loans held for investment (MLHFI) for which management has the intent and ability to hold for the foreseeable future, or until maturity or pay off, are carried at amortized cost, reduced by a CECL valuation allowance for estimated credit losses, when applicable. Amortized cost is the principal balance outstanding, net of purchase premiums and discounts and deferred fees and costs. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using methods that approximate a level yield without anticipating prepayments. The accrual of interest is generally discontinued when a loan becomes 90 days past due and is not well collateralized and in the process of collection, or when management believes, after considering economic and business conditions and collection efforts, that the principal or interest will not be collectible in the normal course of business. Past due status is based on contractual terms of the loan. A loan is considered to be past due when a scheduled payment has not been received 30 days after the contractual due date. All accrued interest is reversed against interest income when a loan is placed on nonaccrual status. Interest received on such loans is accounted for using the cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current, there is a sustained period of repayment performance, and future payments are reasonably assured. Loan Origination Fees and Costs Loan origination fees, premiums or discounts from producing loans and certain direct loan origination costs are deferred as an adjustment to the carrying value of mortgage loans. These fees and costs are recognized when the loan is sold to the investors. Interest Income Interest income on mortgage loans held for sale is recognized for the period from loan funding to sale based upon the principal balance outstanding and contractual interest rates. Revenue recognition is discontinued when loans become 90 days delinquent, or when, in management’s opinion, the recovery of principal and interest becomes doubtful and the mortgage loans held for sale are put on nonaccrual status. No loans originated for the years ended December 31, 2023 and 2022 were placed on nonaccrual status.

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 11 A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Property and Equipment, Net Property and equipment is recorded at cost and depreciated or amortized using the straight line method over the estimated useful lives of the assets. The following is a summary of property and equipment at December 31: (a) Amortized over the shorter of the related lease term or the estimated useful life of the assets. The Company periodically assesses property and equipment for impairment whenever events or circumstances indicate the carrying amount of an asset may exceed its fair value. If property and equipment is considered impaired, the impairment losses will be recorded on the statements of operations. The Company did not recognize any impairment losses during the years ended December 31, 2023 and 2022, respectively. Intangible Assets – Capitalized Software Development Costs FASB ASC 350-40, Goodwill and Other—Internal-Use Software (ASC 350-40), requires the Company to expense development costs as they are incurred in the preliminary project stage of internally developed software. Once the capitalization criteria of ASC 350-40 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll related costs for employees who are directly associated with, and who devote time to, the internal-use computer software related consulting fees are capitalized. At December 31, 2023 and 2022, the Company had internally developed software of $864,430 and $512,528, respectively (which is net of accumulated amortization of $409,863 and $249,275, respectively). The Company will amortize $282,886, $264,150, $105,798, $105,798, and $105,798, respectively for the next five years ended December 31. Useful lives (years) 2023 2022 Property and equipment, at cost Furniture and equipment 5 932,608$ 928,365$ Leasehold improvements (a) 39,251 26,776 Total property and equipment, at cost 971,859 955,141 Accumulated depreciation and amortization Furniture and equipment (639,650) (508,902) Leasehold improvements (18,796) (16,411) Total accumulated depreciation and amortization (658,446) (525,313) Total property and equipment, net 313,413$ 429,828$

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 12 A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Leases On January 1, 2022, the Company adopted FASB ASC 842, Leases (ASC 842) under the modified retrospective approach, which eliminates the requirement to restate the prior period financial statements. The Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to and the agreement creates enforceable rights and obligations. Additionally, the Company considers whether its service arrangements include the right to control the use of the asset. The Company elected the “package of practical expedients,” which permit the Company to retain lease classification and initial direct costs for any identified leases that exist prior to adoption. Under this transition guidance, the Company also has not reassessed whether any existing contracts at January 1, 2022 are or contain leases and has carried forward its initial determination under legacy lease guidance. The Company has not elected to adopt the “hindsight” practical expedient, and therefore measured the right-of-use (ROU) asset and lease liability using the remaining portion of the lease term at adoption on January 1, 2022. The Company made an accounting policy election available under the new lease standard to not recognize lease assets and lease liabilities for leases with a term of 12 months or less. For all other leases, the initial measurement of the ROU asset and lease liability is based on the present value of future lease payments over the lease term at the commencement date of the lease. The Company utilizes the incremental borrowing rate to determine the present value of lease payments. The Company’s leases generally include a non-lease component representing additional services transferred to the Company. The Company has made an account policy election to account for lease and non-lease components in its contracts as a single lease component for all asset classes. The Company recognizes lease expense on a straight-line basis excluding short-term and variable lease payments which are recognized as incurred. Short-term lease costs represent payments for leases with a term of 12 months or less. Loan Indemnification Reserve The Company sells mortgage loans to various investors under purchase contracts. When the Company sells its loans, it makes customary representations and warranties to the investors about various characteristics of each loan such as the origination and underwriting guidelines the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local law. In the event of a breach of its representations and warranties, the Company may be required to either repurchase the mortgage loans with the identified defects or indemnify the investor for any loss. The Company's loss may be reduced by proceeds from the sale or liquidation of the repurchased loan.

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 13 A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Loan Indemnification Reserve (Continued) The Company records a provision for losses relating to such representations and warranties as part of its loan sale transactions. The method used to estimate the liability for representations and warranties is a function of the representations and warranties given and considers a combination of factors, including, but not limited to, estimate of future defaults and loan repurchase rates and potential severity of loss in the event of defaults, including any loss on sale or liquidation of the repurchased loan. The Company establishes a liability at the time loans are sold. The level of the repurchase liability is difficult to estimate and requires considerable management judgment and is noted based on a probable loss. Given that the level of mortgage loan repurchase losses is dependent on economic factors, investor demands for loan repurchases and other external conditions that may change over the lives of the underlying loans, market expectations around losses related to the Company's obligations could vary significantly from the obligation recorded as of the balance sheet date. The Company’s balances in their loan indemnification reserve at December 31, 2023 and 2022 are $350,000. Premium Recapture Reserves In the case of loans sold to investors that pay off within a specified timeframe provided for in the purchase agreement, the Company may be required to return all or a portion of the premium initially received from the investor. The Company records a provision for premiums to be recaptured as part of its loan sale transactions. The method used to estimate the premium recapture reserves is a function of a combination of factors, including, but not limited to, an estimate of the likelihood each loan will be repaid within the timeframe provided for in the purchase agreement. The Company establishes a liability at the time loans are sold. The level of premiums that may be eventually recaptured is difficult to estimate and requires considerable management judgment. Given that the level of mortgage loan premium recapture is dependent on economic factors and other external conditions that may change over the lives of the underlying loans, the Company's obligations could vary significantly from the obligation recorded as of the balance sheet date and is not based on a probable loss. The activity in the premium repurchase reserve is as follows at December 31: 2023 2022 Balance, beginning of year 167,418$ 150,000$ Provision for premium recapture 72,566 238,807 Premiums returned (89,984) (221,389) Provision transfer to loan indemnification - (100,000) Balance, end of year 150,000$ 167,418$

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 14 A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Income Taxes Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are limited to amounts considered to be realizable in future periods. The Company accounts for any interest and penalties related to unrecognized tax benefits as part of the income tax provision. The Company has no federal or state tax examinations in process as of December 31, 2023 that would have a material impact on the financial statements. The assumptions about future taxable income require significant judgment and are consistent with the plans and estimates the Company is using to manage the underlying business. In evaluating the objective evidence that historical results provide, the Company considers the past three years of operating history and cumulative operating income. Stock-Based Compensation In July 2015, the Company adopted an Equity Incentive Plan pursuant to which the Company's Board of Directors may grant stock options and other awards to employees. The Company accounts for stock-based compensation in accordance with ASC 718 Compensation-Stock Compensation. Accordingly, the Company measures the cost of stock-based awards using the grant-date fair value of the award and recognizes that cost over the requisite service period. The fair value of each stock option granted under the Company's stock-based compensation plan is estimated on the date of grant using the Black-Scholes option-pricing model and assumptions outlined in Note L. ASC-718 requires forfeitures to be estimated at the time of grant and prospectively revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Stock-based compensation recorded for those stock-based awards that were expected to vest is $22,363 and $23,448 and is included in salaries, commissions and benefits on the statements of operations for the years ended December 31, 2023 and 2022, respectively. Advertising and Marketing Advertising and marketing is expensed as incurred and amounted to $431,878 and $549,116 for the years ended December 31, 2023 and 2022, respectively, and is included in general and administrative expenses on the statements of operations.

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 15 A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Risks and Uncertainties In the normal course of business, companies in the mortgage banking industry encounter certain economic and regulatory risks. Economic risks include interest rate risk and credit risk. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company may experience a decrease in loan production, as well as decreases in the value of mortgage loans held for sale not committed to investors and commitments to originate loans, which may negatively impact the Company’s operations. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which loans are being held for sale by the Company. The Company sells mortgage loans to investors without recourse. As such, the investors have assumed the risk of loss or default by the borrower. However, the Company is usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. In addition, if loans payoff within a specified time frame, the Company may be required to refund a portion of the sales proceeds to the investors. A large portion of all properties securing the Company's mortgage loans sold, mortgage loans held for sale and mortgage loans held for investment for the years ended December 31, 2023 and 2022 are located in California, and the downturn in economic conditions in that region's real estate market could have a material adverse impact on the Company's financial condition and results of operations. The Company’s business requires substantial cash to support its operating activities. As a result, the Company is dependent on its warehouse lines of credit, and other financing facilities to finance its continued operations. If the Company’s principal lenders decided to terminate or not to renew any of these financing facilities with the Company, the loss of borrowing capacity could have a material adverse impact on the Company’s financial statements unless the Company found a suitable alternative source. The performance of the consumer lending market and the associated loan origination volumes for mortgage loans are heavily contingent on the health of the U.S. residential real estate industry. This sector is inherently subject to seasonal and cyclical fluctuations, influenced by broader economic changes beyond the Company's control. Economic factors such as rising interest rates, inflation, inventory shortages, sluggish economic growth, or recessionary conditions, various factors such as the pace of home price appreciation, shifts in household debt levels, and fluctuations in unemployment or stagnant/diminishing wages collectively impact borrowers' willingness to seek financing and investor desire and ability to invest in loans. Additionally, the Federal Reserve's ongoing reduction or pause in the purchases of government mortgage-backed securities adds another layer of complexity.

LENDSURE MORTGAGE CORP.
NOTES TO FINANCIAL STATEMENTS

A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Risks and Uncertainties (Continued)

The volatility resulting from these events has caused and may continue to cause credit spreads to widen, which reduces, among other things, the availability of credit for funding loans, disruptions in financing facilities as institutions withdraw from mortgage lending, liquidity in the market, and the fair value of assets recorded on the Company's balance sheets.

The Company is actively monitoring these developments and their potential implications on its financial condition, liquidity, operations, industry, and workforce. The ongoing economic influences may cause additional volatility in the financial markets, potentially leading to an adverse impact on the Company's results of future operations, financial position, and liquidity in 2024 and beyond.

Reclassification

Certain reclassifications have been made to prior year balances to conform to the current year financial statement presentation.

B. MORTGAGE LOANS HELD FOR SALE, NET

Mortgage loans held for sale, net are as follows at December 31:

	2023	2022
Mortgage loans held for sale	$ 42,566,886	$ 45,154,221
Deferred costs, net	(306,580)	(359,808)
	$ 42,260,306	$ 44,794,413

The deferred costs, net include such costs as borrower discount points, administrative fees, underwriting and processing fees, estimated commissions, and loan origination fees.

C. MORTGAGE LOANS HELD FOR INVESTMENT, NET

Mortgage loans held for investment are as follows at December 31:

	2023	2022
Mortgage loans held for investment	$ 4,535,138	$ 1,290,082
Rehab transition loans	5,436,000	5,895,000
Future rehab advances	(649,596)	(795,943)
Bridge loans	-	878,700
Deferred costs	(53,192)	(165,008)
Valuation allowance	(65,000)	(65,000)
	$ 9,203,350	$ 7,037,831

16

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 17 C. MORTGAGE LOANS HELD FOR INVESTMENT, NET (Continued) Rehab Transition Loans The Company provides financing to individuals and business entities who are renovating and selling homes. The individual loans typically mature 12 months after inception. Rehab transition loans are initially recorded at the original note amount with a corresponding liability recorded for future advances. Interest on rehab transition loans is payable between 7.99% to 11.99% per annum at December 31, 2023. The future rehab advances represents the undrawn portion of the rehab transition loans. The Company has the commitment to fund such rehabilitation advances when the borrower elects to draw on the commitment. Draw proceeds requested by the borrower increase the principal balance of the rehab transition loans, with a corresponding decrease in the future rehab advances payable, during the period the rehab transition loans are held by the Company. Interest income on rehab transition loans is received monthly by the Company. The Company periodically evaluates the carrying value of rehab transition loans held for investment for potential credit losses. Due to the short-term nature of rehab transition loans, no allowance for credit losses was established as the Company determined that the loans are saleable at the original note amounts, net of the related future rehab advances. Loan origination fees, net of direct origination costs, are deferred and would be recognized at the time the loan is sold. The deferred costs, net, include such costs as borrower discount points, administrative fees, underwriting and processing fees, estimated commissions, and loan origination fees. Bridge Loans The Company provides short-term financing to individuals allowing borrowers to use equity in a currently owned property to assist with the purchase of a new property. The bridge loan is paid off at the earlier of the sale encumbered property or maturity of the bridge loan. Loan origination fees, net of direct origination costs, are deferred and recognized at the time the loan is sold. The deferred costs, net, include such costs as borrower discount points, administrative fees, underwriting and processing fees, estimated commissions, and loan origination fees. Loans Held for Investment The Company has repurchased mortgage loans, as well as unsaleable loans transferred from mortgage loans held for sale, in which management has the intent and ability to hold for the foreseeable future, or until maturity or pay off. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for estimated credit losses, when applicable.

LENDSURE MORTGAGE CORP.
NOTES TO FINANCIAL STATEMENTS

D. ACCOUNTS RECEIVABLE AND ADVANCES

The following summarizes accounts receivable and advances at December 31:

	2023	2022
Accounts receivable, trade	$ 759,127	$ 238,212
Accrued interest receivable	136,921	106,199
	$ 896,048	$ 344,411

The Company periodically evaluates the carrying value of accounts receivable and advance balances with delinquent balances written-off based on specific credit evaluations and circumstances of the debtor. No allowance for doubtful accounts has been established at December 31, 2023 and 2022, as management has determined that all amounts are fully collectible.

E. WAREHOUSE LINES OF CREDIT

The Company has the following warehouse lines of credit agreements with various financial institutions at December 31:

Maturity Date	Line Amount	Restricted Cash	Outstanding Balance 2023	Outstanding Balance 2022
Expired January 2023	$ 200,000,000	$ -	$ -	$ 2,923,743
None stated uncommitted	$ 200,000,000	1,358,493	37,924,669	41,484,371
June 2024	$ 15,000,000	150,096	-	1,755,849
None stated uncommitted	$ 100,000,000	-	905,895	-
(b) Loan funding receivable			-	(196,202)
		$ 1,508,589	$ 38,830,564	$ 45,967,761

(b) The Company may draw upon the warehouse line of credit agreements for purposes of funding a mortgage loan to be held for sale prior to the loan's scheduled funding date. During the period from draw date to disbursement date, the funds are recorded by the Company as a loan funding receivable.

18

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 19 E. WAREHOUSE LINES OF CREDIT (Continued) As of December 31, 2023, the Company had mortgage loans held for sale and mortgage loans held for investment pledged as collateral under the above warehouse line of credit agreements, two of which are guaranteed by different affiliates of a significant stockholder. The warehouse lines of credit have interest rates ranging from SOFR plus a margin between 2.00% and 2.75% with minimum floor rates of 0% to 5.00%. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquid assets, maximum debt-to-net worth ratio, minimum current ratio, minimum fidelity bond requirements, distribution restrictions and positive net income requirements, as defined in the agreements. The Company was in compliance with all significant debt covenants at December 31, 2023. The Company intends to renew the warehouse lines of credit agreements when they mature. F. OPERATING LINES OF CREDIT The Company has an operating line of credit with a related party, which can be terminated on five business days notice. Interest is at a fixed rate of 10%. The maximum amount available under the agreement is $5 million. There were no amounts outstanding under the operating line of credit at December 31, 2023 and 2022. G. EMPLOYEE BENEFIT PLAN The Company has a 401(k) plan for the benefit of eligible employees and their beneficiaries. The 401(k) plan is a defined contribution 401(k) plan that allows eligible employees to save for retirement through pretax and post-tax contributions up to the specified limits. The Company must match employee contributions up to 4% of the employee's eligible base salary. The Company contribution towards the 401(k) plan was $528,085 and $604,882 for the years ended December 31, 2023 and 2022, respectively. H. OTHER INCOME The Company filed for an Employee Retention Credit (ERC) in the year ended December 31, 2023. The ERC is a refundable tax credit for businesses that continued to pay employees during the COVID-19 pandemic. The Company received the ERC in the amount of $616,261 for the year ended December 31, 2023, and is included in other income on the statements of operations. I. COMMITMENTS AND CONTINGENCIES Regulatory Contingencies The Company is subject to periodic audits and examinations, both formal and informal in nature, from various federal and state agencies, including those made as part of regulatory oversight of mortgage origination and financing activities. Such audits and examinations could result in additional actions, penalties or fines by state or federal governmental bodies, regulators or the courts.

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 20 I. COMMITMENTS AND CONTINGENCIES (Continued) Legal The Company operates in a highly regulated industry and may be involved in various legal and regulatory proceedings, lawsuits and other claims arising in the ordinary course of its business. The Company currently has no significant legal, regulatory proceedings, lawsuits or other claims against the Company. The Company accrues for losses when they are probable to occur, and such losses are reasonably estimable. Legal costs are expensed as incurred and are included in general and administrative on the statements of operations. Accordingly, management believes the current absence of such proceedings poses no risk of a material adverse effect on the financial condition, results of operations or cash flows of the Company. Regulatory Net Worth Requirements In accordance with the regulatory requirements of HUD, governing non-supervised, direct endorsement mortgagees, the Company is required to maintain a minimum net worth (as defined by HUD). At December 31, 2023, the Company exceeded the minimum net worth requirement. J. LEASES The Company enters into leases in the normal course of business. Leases primarily consist of various corporate offices. Leases are classified as operating or financing leases at the lease commencement date, with classification affecting the pattern of expense recognition in the statements of operations. The Company did not have material finance leases for the periods presented. Adoption of the leasing standard resulted in the recognition of a right-of-use asset and lease liability of $3,673,111 as of January 1, 2022. The components of total lease cost were as follows for the years ended December 31: 2023 2022 Operating lease cost 1,895,368$ 1,885,435$ Variable lease cost 20,360 - Short-term lease cost 10,800 - Total lease cost 1,926,528$ 1,885,435$

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 21 J. LEASES (Continued) The future undiscounted lease payments for finance and operating leases with initial terms of one year or more as of December 31, 2023, are as follows: The table below summarizes other information related to the Company’s leases as of December 31: K. RELATED PARTY TRANSACTIONS The Company has purchase and sale agreements with investors to sell the mortgage loans it produces, and one of these agreements is with multiple affiliates of a significant stockholder of the Company. The Company sold mortgage loans of approximately $575 million and $1.261 billion to these stockholder affiliates during the years ended December 31, 2023 and 2022, respectively. The Company has gain on sale of mortgage loans held for sale, net of approximately $13 million and $23 million from the stockholder affiliates during the years ended December 31, 2023 and 2022, respectively. Year Ending December 31, Amounts 2024 1,379,436$ 2025 1,270,225 2026 1,204,665 2027 472,263 Total undiscounted lease payments 4,326,589 Less: imputed interest (329,799) Net lease liabilities 3,996,790$ 2023 2022 Operating lease weighted average remaining lease term 3.25 years 3.3 years Operating lease weighted average discount rate 4.80% 4.75% Cash paid for amounts included in the measurement of lease liabilities Operating cash flows from operating leases 1,714,722$ 1,781,325$ Right-of-use assets obtained in exchange for new operating lease liabilities 1,132,817$ 5,952,658$

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 22 L. INCOME TAXES The components of the income tax provision are as follows for the years ended December 31: The tax effects of significant temporary differences which give rise to the Company's deferred tax assets and liabilities are as follows at December 31: M. STOCK-BASED COMPENSATIONS In July 2015, the Company adopted an Equity Inventive Plan (the Plan), pursuant to which the Company’s Board of Directors may grant stock options and other awards to employees. The Plan authorizes grants of options to purchase up to 654,545 shares of authorized but unissued common stock. Stock options granted under the Plan have terms of ten years and vest over four years. In 2023, the Board of Directors granted 10,500 stock options to employees with a weighted average exercise price of $1.36 per common share. The per share weighted average fair value of stock options granted during 2023 was $1.13 on the date of grant, using the Black-Scholes option-pricing model. At December 31, 2023 and 2022, there were 292,670 and 283,170 shares of common stock available for future grants under the Plan, respectively. 2023 2022 Current income taxes 1,319,109$ 550,369$ Deferred income taxes (17,986) (9,434) Provision for income taxes 1,301,123$ 540,935$ 2023 2022 Deferred tax assets- Loan indemnification reserve 73,500$ 52,500$ Premium repurchase reserve 31,500 35,158 Mortgage loans held for sale, net (675) 3,242 LOCOM reserve 13,650 - Deferred rent 39,758 - Total deferred tax assets 157,733 90,900 Deferred tax liabilities- Property and equipment, net 244,197 195,349 Total deferred tax liabilities 244,197 195,349 Net deferred tax liability 86,464$ 104,449$

LENDSURE MORTGAGE CORP.
NOTES TO FINANCIAL STATEMENTS

M. STOCK-BASED COMPENSATIONS (Continued)

A summary of the activity in the stock option plan is as follows at December 31:

	2023		2022	
	Shares	Price	Shares	Price
Outstanding beginning of the year	352,000	$0.52	368,500	$0.52
Exercised	-	$0.00	(19,375)	-$0.71
Granted	10,500	$1.36	42,000	$1.57
Forfeited or expired	(20,000)	-$0.70	(39,125)	-$0.70
Outstanding end of the year	342,500	$0.52	352,000	$0.52

N. WARRANTS

In March of 2020, the Company entered into a $150 million forward purchase agreement with an affiliate of a significant stockholder of the Company. To entice the stockholder to enter into the forward purchase agreement, the Company agreed to issue warrants to the stockholder to acquire Class B non-voting common stock of the Company representing an additional 15% for the stockholder of the Company's issued and outstanding common stock, on a fully diluted basis. The warrants have a strike price of $0.01 per share. The warrants were earned over the period the $150 million forward was filled, all of which occurred by the end of October 2020.

The estimated value for the warrants was based upon the relative fair values of the warrants and loan production sold. The fair value allocated to the warrants for purchase of Class B non-voting common stock was $1,457,402, which is included in paid in capital. During January 2022, the Company's warrant holder extinguished 1,049,000 shares of Class B common stock subject to the warrant. At December 31, 2023 and 2022, there were 8,280,000 and 8,280,000 shares of Class B non-voting common stock subject to the warrant. No warrants were exercised for the years ended December 31, 2023 and 2022.

O. FAIR VALUE MEASUREMENTS

The Company does not have any impaired assets or liabilities that are recorded at fair value on a non-recurring basis as of December 31, 2023 and 2022.

Due to their short-term nature, the carrying value of cash and cash equivalents, restricted cash, escrow cash, short-term receivables, mortgage loans held for sale, fixed assets, short-term payables, and warehouse lines of credit approximate their fair value at December 31, 2023.

23

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 24 P. SUBSEQUENT EVENTS Management has evaluated subsequent events through February 26, 2024, the date on which the financial statements were available to be issued. On February 22, 2024, the Company received from EF Corporate Holdings LLC, a significant stockholder of the Company, a Notice to Exercise its 8,280,000 warrants to acquire Class B non- voting common stock of the Company at a strike price of $0.01 per share. The Class B non-voting stock, when issued, will represent an additional 15% for the stockholder of the company’s issued and outstanding common stock, on a fully diluted basis. In conjunction with the issuance of the Class B non-voting common stock, the Board of Directors of the Company is contemplating declaring a $10 million dollar dividend. While the discussions have not been concluded, if the Board approves such a dividend, the available cash, as well as the total stockholder’s equity of the Company, will be reduced by $10 million dollars. The Board of Directors believes the declaration of any such dividend will not have a material adverse effect on the company. There can be no assurance such a dividend will be declared.

SUPPLEMENTARY INFORMATION

LENDSURE MORTGAGE CORP. COMPUTATION OF ADJUSTED NET WORTH TO DETERMINE COMPLIANCE FOR NONSUPERVISED MORTGAGEES AS OF DECEMBER 31, 2023 1. Net worth required 1,000,000$ 2. Additional net worth required - None - 3. Total net worth required 1,000,000$ 4. Net worth per balance sheet at December 31, 2023 44,037,169$ 5. Less: unacceptable assets Prepaid expenses 381,819 Intangible assets, net 864,430 6. Adjusted net worth 42,790,920 7. Minimum net worth required 1,000,000 8. Adjusted net worth ABOVE required minimum amount 41,790,920$ 25

LENDSURE MORTGAGE CORP. COMPUTATION OF LIQUID ASSETS TO DETERMINE COMPLIANCE FOR NONSUPERVISED MORTGAGEES AS OF DECEMBER 31, 2023 1. Minimum net worth required 1,000,000$ 2. 20% of FHA net worth required 200,000$ 3. Liquid assets required 200,000$ 4. Cash and cash equivalents 31,751,152$ 5. Liquid assets ABOVE requirement 31,551,152$ 26

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 27 CURRENT YEAR FINDINGS Our audit disclosed no findings that are required to be reported herein under the HUD Consolidated Audit Guide.

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS 28 PRIOR YEAR FINDINGS Audit report dated February 24, 2023, for the period ended December 31, 2023, issued by Richey, May & Co., LLP. There were no open findings from the prior compliance audit report. There were no reports by HUD, OIG, contract administrators or other federal agencies during the audit period. There were no letters or reports issued by HUD management during the period covered by this audit.